Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 17, 2015 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.310096 per unit, payable on March 27, 2015, to unitholders of record on February 27, 2015. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.310096 per unit is higher than the $0.291959 per unit distributed last quarter. As compared to the previous quarter, the prices for oil have decreased while the prices for natural gas increased. The volumes of both oil and natural gas produced and included in the current distribution increased from the previous quarter. This distribution is lower than the $0.361546 per unit distributed in the comparable quarter in 2014. As compared to the comparable quarter in 2014, the volumes of oil produced and included in the current distribution have decreased while the volumes of natural gas produced and included in the current distribution have increased. As compared to the comparable quarter in 2014 the price of oil in the current distribution has decreased while the prices for natural gas in the current distribution have increased from the comparable quarter in 2014.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

A copy of Marine’s 2014 tax information is expected to be posted on Marine’s website by March 1, 2015.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839